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EXHIBIT 3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-103053) of Angiotech Pharmaceuticals, Inc. pertaining to the Cohesion Technologies, Inc. Restated 1998 Stock Option Plan, 1998 Directors' Stock Option Plan and 2002 Non-Qualified Stock Option Plan and certain Cohesion Technologies, Inc. Stock Option Agreements, of our report dated March 7, 2003, except for Note 17 as to which the date is September 18, 2003, with respect to the consolidated financial statements of Cohesion Technologies, Inc. included in this Current Report (Form 6-K) of Angiotech Pharmaceuticals, Inc.

/s/ Ernst & Young LLP

Palo Alto, California
September 18, 2003

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS